UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

C&D TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9389	13-3314599
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1400 Union Meeting Road, Blue Bell, Pennsylvania	19422
(Address of principal executive offices)	(Zip Code)

(215) 619-2700

(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(g) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Stock Purchase Right	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates :	[N/A]
(If applicable)

Item 1	Description of Registrant’s Securities to be Registered.

On February 26, 2010, C&D Technologies, Inc. (the “Company”) and the Bank of New York Mellon (formerly Bank of New York), as rights agent (the “Rights Agent”) entered into an amendment (“Amendment No. 2”) of the Rights Agreement, dated February 22, 2000 between the Company and the Rights Agent, as thereafter amended on November 15, 2004 (as so amended, the “Rights Agreement”). Amendment No. 2 (i) extends the expiration date of the Rights Agreement to March 2, 2020, (ii) sets the Purchase Price (as defined in Section 7(b) of the Rights Agreement) as of the effective date of Amendment No. 2 at twenty dollars ($20.00), and (iii) effects certain technical changes to the provisions of the Rights Agreement that pertain to the Rights Agent.

A copy of Amendment No. 2 is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The foregoing description of Amendment No. 2 does not purport to be complete and is qualified in its entirety by reference to Amendment No. 2. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Registration Statement on Form 8-A to which this amendment relates.

FORWARD-LOOKING STATEMENTS

This Form 8-A/A contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the Company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of Company operations, or the performance or achievements of the Company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to general economic conditions in the markets in which we operate; fluctuations in demand for our products; our ability to implement and fund business strategies based on current liquidity; our substantial debt and debt service requirements; litigation proceedings to which we are subject; our exposure to fluctuations in interest rates on our variable debt; the realization of the tax benefits of our net operating loss carry forwards; the fact that lead experiences significant fluctuations in market price; our ability to successfully pass along increased material costs to our customers; failure of our customers to renew supply agreements; competitiveness of the battery markets; political, economic and social changes, or acts of terrorism or war; successful collective bargaining with our unionized workforce; risks involved in our foreign operations; our ability to maintain and generate liquidity to meet our operating needs; our ability to achieve and maintain profitability; the possibility of additional impairment charges; our ability to acquire goods and services and/or fulfill labor needs at budgeted costs; economic conditions or market changes in certain market sectors in which we conduct business; uncertainty in financial markets; our ability to stay listed on a national securities exchange; our success or timing of new product development; impact of any changes in our management; changes in our product mix; success of productivity initiatives; costs of our compliance with environmental laws and regulations and resulting liabilities; our ability to protect our proprietary intellectual property and technology; and other risks described from time to time in our Securities and Exchange Commission filings. C&D Technologies, Inc. undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Additional risk factors concerning the Company can be found in the Company’s most recent Form 10-K, and other reports filed by the Company with the Securities and Exchange Commission.

Item 2	Exhibits.

Exhibit Number	Exhibit Description

4.1	Amendment No. 2 to Rights Agreement, dated as of February 26, 2010, by and between the Company and the Bank of New York Mellon.

SIGNATURES

Pursuant to the requirements of the Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement be signed on its behalf by the undersigned thereunto duly authorized.

C&D Technologies, Inc.

Date: March 1, 2010	By:	/S/ IAN HARVIE
	Name:	Ian Harvie
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1	Amendment No. 2 to Rights Agreement dated as of February 26, 2010, by and between the Company and the Bank of New York Mellon.